Exhibit 99.1

ChevronTexaco Corporation
Public & Government Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com

News from

FOR RELEASE AT 5:30 AM PDT
AUGUST 1, 2003

CHEVRONTEXACO REPORTS SECOND QUARTER NET INCOME OF $1.6 BILLION

•	Downstream profits of $438 million rebound from $18 million in year-ago quarter

•	Upstream earnings of $1.3 billion reflect continued strong crude oil and natural gas prices

•	Six-month profits up sharply on improved upstream and downstream results

     SAN RAMON, Calif., August 1, 2003 – ChevronTexaco Corp. today reported net income of $1.6 billion ($1.50 per share – diluted) for the second quarter 2003, compared with $407 million ($0.39 per share – diluted) in the year-ago period.

     Second quarter 2003 results included net special charges of $117 million ($0.11 per share – diluted), mainly for the write-down of assets in anticipation of their sale. In the 2002 quarter, net charges for special items totaled $826 million ($0.77 per share – diluted).

     For the first six months of 2003, net income was $3.5 billion ($3.31 per share – diluted), versus $1.1 billion ($1.07 per share – diluted) in the corresponding 2002 period.

          Earnings Summary

	Three Months		Six Months
	Ended June 30		Ended June 30

Millions of Dollars	2003	2002	2003	2002

Income Before Cumulative Effect of Changes in Accounting Principles – By Major Operating Areas[1,2]
Exploration and Production	$1,282	$1,246	$3,255	$2,387
Refining, Marketing and Transportation	438	18	753	(43)
Chemicals and Other	(120)	(857)	(292)	(1,212)

Total	1,600	407	3,716	1,132
Cumulative Effect of Changes in Accounting Principles	—	—	(196)	—

Net Income[1,2]	$1,600	$407	$3,520	$1,132

[1]Includes charges for special items	$(117)	$(826)	$(156)	$(1,032)
[2]Includes foreign currency losses	$(157)	$(153)	$(202)	$(29)

     “I am very pleased with our second quarter financial results,” said Chairman and CEO Dave O’Reilly. “For the exploration and producing operations, earnings benefited from higher crude oil and natural gas prices compared with the year-ago period. Our refining, marketing and transportation businesses recorded

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significantly higher profits than in last year’s second quarter, when we were experiencing poor refined product margins worldwide.

     “As a result of higher earnings in the first half of the year, we posted a solid 16 percent annualized return on our capital employed,” O’Reilly said. “Strong operating cash flows in the six-month period permitted us to reduce our debt level by $3.2 billion since the first of the year, resulting in a mid-year debt ratio of 28 percent. Earlier this week, we were also pleased to announce a 4 percent dividend increase, marking the 16th consecutive year we’ve raised the annual dividend.”

     Besides the strong financial results, O’Reilly also remarked on the achievement of a number of strategic milestones in recent months that bode well for the company’s ability to continue creating value for the stockholders:

•	Upstream

■	Commencement of oil production at the Chad-Cameroon Oil Development and Pipeline Project,

■	First sour gas injection and initial production from an expansion project at the Karachaganak Field in Kazakhstan,

■	Commercial agreement with partners in offshore Nigeria Block OPL 216, representing an important milestone for the development of the Agbami Field, and award of contracts for development of the Benguela, Belize, Lobito and Tomboco fields in Angola’s deepwater Block 14,

■	Successful appraisal wells at the Tahiti Field in deepwater Gulf of Mexico, and

■	Pending sale of oil and gas operations in Papua New Guinea and the offering for sale of properties in the U.K. North Sea and North America.

•	Global Natural Gas

■	Announcement of a new global, integrated natural gas organization with responsibility for commercializing the company’s large worldwide natural gas resource base,

■	Re-establishment of a natural gas marketing presence in North America, and

■	Successful appraisal wells at the Io-Jansz natural gas structure offshore Australia, including production tests that demonstrated world-scale development potential.

•	Downstream

■	Reorganization of the worldwide downstream business to become effective by the end of this year – a global business aligned on a functional rather than a geographic basis that is expected to generate higher financial returns by reducing costs and improving operating efficiency, and

■	Progress toward completing the sale of the El Paso, Texas, refinery and associated terminal and transportation facilities.

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     In providing additional detail about the effect of higher crude oil and natural gas prices on the upstream earnings improvement, O’Reilly said the company’s average U.S. crude oil and natural gas liquids sales price in the quarter was up $3.50 per barrel to $25.25. Internationally, the average liquids price increased over $1 per barrel to more than $24. The average U.S. natural gas sales price increased over 68 percent to $5.11 per thousand cubic feet. Internationally, the average price rose 37 percent from the year-ago quarter to $2.66.

     Partially offsetting the benefit of these higher prices was an approximate 4 percent reduction in worldwide oil-equivalent production from the second quarter 2002. The lower production was mainly attributable to a 9 percent decrease in the United States, as a result of normal field declines and the absence of production deemed uneconomic to restore following storm damages in the Gulf of Mexico in the second half of last year.

     In summary, O’Reilly said, “This year’s strong financial performance, along with our company’s recent operating successes and progress in implementing our strategies – including high-grading of the asset portfolio – position us well to achieve our goal of providing superior returns to our stockholders.”

     Sales and other operating revenues in the second quarter were $29 billion, up 15 percent from the 2002 period. For six months 2003, sales and other operating revenues were $60 billion, up 30 percent compared with last year. These increases were driven by higher crude oil, natural gas and refined product prices.

     Foreign currency losses included in the second quarter 2003 net income were $157 million, about the same as the year-ago period. The results for six months 2003 included foreign currency losses of $202 million, compared with losses of $29 million last year. The six-month change was primarily attributable to fluctuations in the value of the Argentine peso against the U.S. dollar.

EXPLORATION AND PRODUCTION

          U.S. Exploration and Production

	Three Months		Six Months
	Ended June 30		Ended June 30

Millions of Dollars	2003	2002	2003	2002

Income Before Cumulative Effect of Change in Accounting Principle[1]	$658	$536	$1,674	$840
Cumulative Effect of Accounting Change	—	—	(350)	—

Segment Income[1]	$658	$536	$1,324	$840

[1]Includes charges for special items	$(58)	$(12)	$(58)	$(12)

     U.S. exploration and production income of $658 million in the second quarter increased $122 million from the 2002 period, mainly the result of higher prices for crude oil and natural gas. These favorable price effects were partially offset by lower production, increased depreciation expense and unfavorable mark-to-market adjustments for contracts accounted for as derivatives.

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     Net oil-equivalent production declined 9 percent, or 97,000 barrels per day, from the 2002 quarter. This resulted primarily from normal field declines and the absence of about 10,000 to 15,000 barrels of oil-equivalent production the company determined was uneconomic to restore following storm damages in the Gulf of Mexico late last year. The net liquids component of production was down 10 percent to 563,000 barrels per day. Net natural gas production averaged 2.3 billion cubic feet per day, down 8 percent.

     Second quarter 2003 results included net special charges of $58 million, mainly for the write-down of assets in anticipation of sale. These properties represent small fields and other interests expected to be disposed of in future periods. For other similar property sales in these future periods, anticipated gains will be recorded as the sales are completed. Such gains are expected to exceed the impairment losses that were recognized in the second quarter of this year.

          International Exploration and Production

	Three Months		Six Months
	Ended June 30		Ended June 30

Millions of Dollars	2003	2002	2003	2002

Income Before Cumulative Effect of Change in Accounting Principle[1,2]	$624	$710	$1,581	$1,547
Cumulative Effect of Accounting Change	—	—	145	—

Segment Income[1,2]	$624	$710	$1,726	$1,547

[1]Includes charges for special items	$(13)	$—	$(13)	$—
[2]Includes foreign currency (losses) gains	$(117)	$(69)	$(163)	$78

     International exploration and production income declined 12 percent from the year-ago quarter to $624 million, due mainly to higher foreign currency losses and exploration expenses. Partially offsetting these adverse effects was the benefit of higher crude oil and natural gas prices.

     Net foreign currency losses of $117 million in the 2003 quarter primarily related to weakening of the U.S. dollar against the currencies of Canada, Australia, Argentina and the United Kingdom. Losses of $69 million in the 2002 quarter resulted mainly from fluctuations of the Venezuelan bolivar.

     Net oil-equivalent production was essentially unchanged from the year-ago period. The net liquids component declined 27,000 barrels per day to 1,266,000. The largest decrease occurred in Indonesia, down 36,000 barrels per day, primarily due to the effect of lower cost-oil recovery volumes under production-sharing terms, the expiration of a production sharing agreement in the third quarter 2002 and normal field declines. Net natural gas production rose 8 percent to almost 2.1 billion cubic feet per day. The largest production increases occurred in Australia, Kazakhstan and the Philippines.

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REFINING, MARKETING AND TRANSPORTATION

          U.S. Refining, Marketing and Transportation

	Three Months		Six Months
	Ended June 30		Ended June 30

Millions of Dollars	2003	2002	2003	2002

Segment Income (Loss)[1]	$187	$(30)	$257	$(184)

[1] Includes charges for special items	$—	$(86)	$—	$(86)

     U.S. refining, marketing and transportation earnings of $187 million improved from a loss of $30 million in the 2002 quarter. The primary reason for the improvement was a recovery in the industry’s West Coast refined product margins.

     The quarter’s average refined product sales price increased 12 percent to nearly $38 per barrel. Refined product sales volumes decreased 8 percent to 1,546,000 barrels per day. The reduction mainly reflected weakened demand for gasoline, diesel and jet fuels, as well as lower sales under certain supply contracts. Branded gasoline sales volumes declined 4 percent from the year-ago quarter to 562,000 barrels per day.

     Income in the second quarter 2002 included special charges for litigation and environmental remediation reserves.

          International Refining, Marketing and Transportation

	Three Months		Six Months
	Ended June 30		Ended June 30

Millions of Dollars	2003	2002	2003	2002

Segment Income[1,2]	$251	$48	$496	$141

[1] Includes charges for special items	$(46)	$—	$(85)	$—
[2] Includes foreign currency losses	$(60)	$(111)	$(78)	$(130)

     International refining, marketing and transportation earnings increased to $251 million from $48 million in the year-ago quarter. The improvement reflected stronger refined product margins in most of the company’s operating areas, higher freight rates for the shipping operations and lower foreign currency losses. Second quarter 2003 results included special charges of $46 million for the impairment of assets in anticipation of sale.

     Total refined product sales volumes of 2,299,000 barrels per day in the second quarter 2003 increased 4 percent compared with last year’s quarter. This improvement reflected an increase in sales of gasoline under supply contracts, improved demand for fuel oil and higher sales by the company’s equity affiliates.

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CHEMICALS

	Three Months		Six Months
	Ended June 30		Ended June 30

Millions of Dollars	2003	2002	2003	2002

Segment Income[1]	$34	$36	$37	$51

[1] Includes foreign currency gains	$7	$3	$10	$2

     Chemical operations earned $34 million, versus $36 million in the 2002 quarter. Minor profit improvements for the company’s 50 percent-owned Chevron Phillips Chemical Company LLC affiliate were essentially offset by lower earnings for the Oronite subsidiary.

ALL OTHER

	Three Months		Six Months
	Ended June 30		Ended June 30

Millions of Dollars	2003	2002	2003	2002

Net Segment Charges Before Cumulative Effect of Change in Accounting Principles[1,2]	$(154)	$(893)	$(329)	$(1,263)
Cumulative Effect of Accounting Changes	—	—	9	—

Net Segment Charges[1,2]	$(154)	$(893)	$(320)	$(1,263)

[1] Includes charges for special items	$—	$(728)	$—	$(934)
[2] Includes foreign currency gains	$13	$24	$29	$21

     All Other consists of the company’s interest in Dynegy Inc., coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

     Net segment charges before the cumulative-effect accounting adjustments were $154 million, compared with $893 million in the year-ago quarter. Included in the 2002 results were special charges of $728 million related to the company’s investment in Dynegy, merger-related expenses and environmental remediation reserves. Excluding effects of special items and foreign currency gains, net segment charges declined by $22 million. This change was related mostly to lower interest and other corporate expenses, partially offset by the company’s share of increased losses by Dynegy.

CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures, including the company’s share of affiliates’ expenditures, were $3.454 billion in the first half of 2003, compared with $4.323 billion in last year’s period. About 58 percent of the 2003 expenditures were for international exploration and production projects. Included in the 2002 amount was about $600 million related to the acquisition of assets previously leased and an additional investment in an affiliate.

# # #
8/1/03

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NOTICE

ChevronTexaco’s 2003 meeting with security analysts, including a discussion of second quarter 2003 earnings, will take place on Friday, August 1, 2003, at 7:30 a.m. PDT. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on ChevronTexaco’s Website at www.chevrontexaco.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Supplement that is available under “Financial Reports” on the Website.

ChevronTexaco will post selected third quarter 2003 interim company and industry performance data on its Website on Wednesday, September 24, 2003, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevrontexaco.com under the “Investors” heading.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

   This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; Dynegy’s ability to successfully execute its recapitalization and restructuring plans; the timing and final terms of an agreement with Dynegy to exchange Series B Preferred Dynegy stock for cash and new Dynegy securities; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to successfully implement the restructuring of its worldwide downstream organization and other business units; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

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CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars Except Per-Share Amounts)

			Three Months		Six Months
CONSOLIDATED STATEMENT OF INCOME			Ended June 30		Ended June 30

(unaudited)			2003	2002	2003	2002

REVENUES AND OTHER INCOME:
Sales and other operating revenues (1)			$29,085	$25,223	$59,737	$46,067
Income from equity affiliates			215	81	480	193
Other income			61	29	109	228

			29,361	25,333	60,326	46,488

COSTS AND OTHER DEDUCTIONS:
Purchased crude oil and products			17,337	14,694	35,612	26,507
Operating expenses			1,782	1,699	3,720	3,451
Selling, general and administrative expenses			1,061	1,153	2,070	2,016
Exploration expenses			147	135	302	220
Depreciation, depletion and amortization			1,411	1,241	2,653	2,446
Writedown of Dynegy investment			—	702	—	702
Merger-related expenses (2)			—	119	—	302
Taxes other than on income (1)			4,513	4,137	8,843	7,917
Interest and debt expense			118	160	248	307
Minority interests			20	10	42	22

			26,389	24,050	53,490	43,890

Income Before Income Tax Expense			2,972	1,283	6,836	2,598
Income tax expense			1,372	876	3,120	1,466

Income Before Cumulative Effect of Changes in Accounting Principles			1,600	407	3,716	1,132
Cumulative effect of changes in accounting principles, net of tax			—	—	(196)	—

NET INCOME			$1,600	$407	$3,520	$1,132

PER-SHARE AMOUNTS:
Income Before Cumulative Effect of Changes in Accounting Principles	—	Basic	$1.51	$0.39	$3.50	$1.07
	—	Diluted	$1.50	$0.39	$3.49	$1.07
Net Income	—	Basic	$1.51	$0.39	$3.32	$1.07
	—	Diluted	$1.50	$0.39	$3.31	$1.07
Dividends			$0.70	$0.70	$1.40	$1.40
Average Common Shares Outstanding (000’s)
- Basic			1,062,256	1,060,434	1,062,137	1,060,258
- Diluted			1,063,709	1,062,289	1,063,655	1,062,150

	Three Months		Six Months
NET INCOME BY MAJOR OPERATING AREA	Ended June 30		Ended June 30

(unaudited)	2003	2002	2003	2002

Exploration and Production
United States	$658	$536	$1,324	$840
International	624	710	1,726	1,547

Total Exploration and Production	1,282	1,246	3,050	2,387

Refining, Marketing and Transportation
United States	187	(30)	257	(184)
International	251	48	496	141

Total Refining, Marketing and Transportation	438	18	753	(43)

Chemicals	34	36	37	51
All Other (3)	(154)	(893)	(320)	(1,263)

NET INCOME	$1,600	$407	$3,520	$1,132

(1) Includes consumer excise taxes:	$1,765	$1,751	$3,456	$3,439
(2) Includes before-tax cost of employee severance and other benefits associated with workforce reductions, professional service fees, employee and office relocations, facility closure costs, etc.
(3) Includes the company’s interest in Dynegy Inc., coal mining operations, power and gasification businesses, corporate administrative functions, worldwide cash management and debt financing activities, technology companies, real estate and insurance activities and expenses connected with the merger (merger-related expenses).

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Six Months
SPECIAL ITEMS INCLUDED IN NET INCOME *	Ended June 30		Ended June 30

(unaudited)	2003	2002	2003	2002

U. S. Exploration and Production
Asset dispositions/impairments, net	$(58)	$—	$(58)	$—
Environmental remediation provisions	—	(12)	—	(12)
International Exploration and Production
Asset dispositions/impairments, net	(13)	—	(13)	—
U. S. Refining, Marketing and Transportation
Environmental remediation provisions	—	(29)	—	(29)
Litigation/regulatory issues	—	(57)	—	(57)
International Refining, Marketing and Transportation
Asset dispositions/impairments, net	(46)	—	(85)	—
All Other (1)
Dynegy-related	—	(631)	—	(705)
Environmental remediation provisions	—	(24)	—	(24)
Merger-related expenses (2)	—	(73)	—	(205)

Total Special Items	$(117)	$(826)	$(156)	$(1,032)

*Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods as well as help distinguish the underlying trends for the company’s businesses.

FOREIGN EXCHANGE (LOSSES) GAINS	$(157)	$(153)	$(202)	$(29)

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGES IN ACCOUNTING PRINCIPLES –	Three Months		Six Months
BY MAJOR OPERATING AREA	Ended June 30		Ended June 30

(unaudited)	2003	2002	2003	2002

Exploration and Production
United States	$658	$536	$1,674	$840
International	624	710	1,581	1,547

Total Exploration and Production	1,282	1,246	3,255	2,387

Refining, Marketing and Transportation
United States	187	(30)	257	(184)
International	251	48	496	141

Total Refining, Marketing and Transportation	438	18	753	(43)

Chemicals	34	36	37	51
All Other(1)	(154)	(893)	(329)	(1,263)

Income Before Cumulative Effect of Changes in Accounting Principles	1,600	407	3,716	1,132
Cumulative effect of changes in accounting principles	—	—	(196)	—

Net Income	$1,600	$407	$3,520	$1,132

SELECTED BALANCE SHEET DATA	June 30, 2003	Dec. 31, 2002

	(unaudited)
Cash, Cash Equivalents and Marketable Securities	$3,927	$3,781
Total Assets	$80,586	$77,359
Total Debt	$13,111	$16,269
Stockholders’ Equity	$34,101	$31,604

(1)	Includes the company’s interest in Dynegy Inc., coal mining operations, power and gasification ventures, corporate administrative functions, worldwide cash management and debt financing activities, technology investments, real estate and insurance activities and expenses connected with the merger (merger-related expenses).

(2)	Includes after-tax cost of employee severance and other benefits associated with workforce reductions, professional service fees, employee and office relocations, facility closure costs, etc.

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW

	Three Months		Six Months
CAPITAL AND EXPLORATORY EXPENDITURES (1)	Ended June 30		Ended June 30

(Millions of Dollars)	2003	2002	2003	2002

United States
Exploration and Production	$391	$444	$738	$819
Refining, Marketing and Transportation	107	148	227	258
Chemicals	27	44	44	71
Other	87	172	156	498

Total United States	612	808	1,165	1,646

International
Exploration and Production	1,145	1,113	1,990	2,268
Refining, Marketing and Transportation	147	231	283	383
Chemicals	5	7	9	10
Other	4	14	7	16

Total International	1,301	1,365	2,289	2,677

Worldwide	$1,913	$2,173	$3,454	$4,323

	Three Months		Six Months
	Ended June 30		Ended June 30

OPERATING STATISTICS (1)	2003	2002	2003	2002

NET LIQUIDS PRODUCTION (MB/D):
United States	563	627	570	623
International (2)	1,266	1,293	1,256	1,324

Worldwide	1,829	1,920	1,826	1,947

NET NATURAL GAS PRODUCTION (MMCF/D):
United States	2,302	2,504	2,333	2,506
International	2,089	1,932	2,115	1,940

Worldwide	4,391	4,436	4,448	4,446

SALES OF NATURAL GAS (MMCF/D):
United States	3,987	5,993	4,000	6,345
International	2,051	3,168	2,155	3,377

Worldwide	6,038	9,161	6,155	9,722

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	161	223	216	254
International	103	138	113	134

Worldwide	264	361	329	388

SALES OF REFINED PRODUCTS (MB/D):
United States	1,546	1,681	1,465	1,619
International	2,299	2,210	2,314	2,162

Worldwide	3,845	3,891	3,779	3,781

REFINERY INPUT (MB/D):
United States	985	1,041	910	955
International	1,110	1,124	1,095	1,135

Worldwide	2,095	2,165	2,005	2,090

(1) Includes interest in affiliates
(2) Excludes other produced volumes:
- Under operating service agreements (MB/D)	102	94	89	95
- From oil sands (MB/D)	12	—	6	—